Exhibit 5

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	December 31, 1997
Date of Report	February 24, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	February 24, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	February 24, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31

(expressed in U.S. dollars)

	1997	1996
ASSETS
CURRENT
Cash	$389,230	$530,038
Accounts receivable	501,417	628,611
Inventories	370,237	389,714
Prepaid expenses	49,730	55,901

	1,310,614	1,604,264
CAPITAL ASSETS	208,328	349,932
OTHER ASSETS	634,117	653,963

	$2,153,059	$2,608,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$536,300	$540,181
Current portion of long-term debt	1,728,887	1,399,744

	2,265,187	1,939,925
LONG-TERM DEBT	2,322,505	2,403,030

	4,587,692	4,342,955

SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	(15,878)	36,020
Deficit	(29,786,370)	(29,138,431)

	(2,434,633)	(1,734,796)

	$2,153,059	$2,608,159

Approved by the Directors:

Director

Director

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1997	1996	1995
INCOME
Sales	$1,680,477	$1,897,227	$1,489,255
Cost of sales	877,001	825,789	909,821

	803,476	1,071,438	579,434

EXPENSES
Sales and marketing	667,235	700,052	626,766
Administration	302,697	344,740	282,125
Research and development	46,914	47,579	33,819
Interest on long-term debt	179,022	154,656	154,002

	1,195,868	1,247,027	1,096,712

Loss from operations	392,392	175,589	517,278
Other income - net	(22,204)	(60,484)	(10,374)

Loss for the period	370,188	115,105	506,904
Deficit, beginning of period	29,416,182	29,023,326	28,117,944

Deficit, end of period	$29,786,370	$29,138,431	$28,624,848

Loss per share	$0.09	$0.03	$0.13

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1997	1996	1995
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(370,188)	$(115,105)	$(506,904)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	134,218	140,296	206,847
Amortization of discount on long-term debt	151,736	127,653	131,485

	(84,234)	152,844	(168,572)
Net change in working capital items (Note 2)	(158,833)	(230,138)	119,903

	(243,067)	(77,294)	(48,669)

FINANCING ACTIVITIES
Principal payments on long-term debt	(17,372)	(17,282)	(21,782)

INVESTING ACTIVITIES
Purchase of capital and other assets	(48,364)	(39,581)	(18,202)
Collection of other assets	3,920	—	—

	(44,444)	(39,581)	(18,202)

DECREASE IN CASH	(304,883)	(134,157)	(88,653)
Effect of exchange rate changes on cash	(2,188)	(2,508)	(4,509)
CASH, BEGINNING OF PERIOD	696,301	666,703	669,224

CASH, END OF PERIOD	$389,230	$530,038	$576,062

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$27,712	$26,215	$23,326

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1997

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 1997 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1997.

1.	SHARE CAPITAL

	Six Months Ended December 31, 1997		Six Months Ended December 31, 1996
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25 per share, of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

As consideration for a $450,000 non-revolving term note, the Company has granted warrants entitling the lender to purchase up to 315,000 common shares of the Company at an exercise price of Cdn $3.00 per share expiring on January 19, 1998. Subsequent to December 31, 1997, these warrants expired.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1997	1996	1995
Net change in working capital items:
Accounts receivable	$95,700	$(184,769)	$1,297
Inventories	(84,161)	(47,788)	86,040
Other assets	(10,870)	53,097	91,881
Accounts payable	(159,502)	(50,678)	(59,315)

	$(158,833)	$(230,138)	$119,903

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1997

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in current portion of long-term debt as at December 31. 1997 is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collaterlized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in current portion of long-term debt as at December 31, 1997 were four past due instalments aggregating approximately $917,000 owed to another party on a non-interest bearing note. In addition, a payment of approximately $335,000 due January 31, 1998 on the non-interest bearing note was not paid. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	December 31, 1997
Date of Report	February 24, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	February 24, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	February 24, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1997

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the six months ended December 31, 1997.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the six months ended December 31, 1997 were:

	Sales and Marketing	Administration
Consulting fees	$33,302	$70,636
Bad debts	—	13,200
Depreciation and amortization	2,833	51,945
License, taxes and regulatory fees	—	30,703
Office, insurance and supplies	11,943	116,156
Professional fees	—	20,796
Promotion and advertising	156,517	—
Rental and utilities	14,686	157,854
Travel and entertainment	52,245	11,239
Wages and benefits	314,984	121,246
Allocated expenses	80,725	(291,078)

	$667,235	$302,697

Cost of Sales:

Cost of Sales for the six months ended December 31, 1997 were:

Payroll and Benefits	$331,765
Raw materials and Supplies	333,886
Allocations and Other Expenses	211,350

$877,001

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $3,000.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended December 31, 1997.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended December 31, 1997

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1997

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT DECEMBER 31, 1997

See Note 1 to the consolidated financial statements for the six months ended December 31, 1997.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT DECEMBER 31, 1997

See Note 1 to the consolidated financial statements for the six months ended December 31, 1997.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT DECEMBER 31, 1997

See Note 1 to the consolidated financial statements for the six months ended December 31, 1997.

d)	DIRECTORS AS AT DECEMBER 31, 1997

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 1997

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the six month period ending December 31, 1997 the Company experienced an 11% reduction in sales, as compared to the same period in the prior year, primarily due to significant competition in the multifocal marketplace as well as the entrance of several lower priced competitor products. Gross margins during the current period declined by 8%, to 48%, from the percentages achieved in the same period during the previous year. This decrease was primarily due to (i) the lower sales, which also resulted in idle production capacity, (ii) the increased costs associated with compliance with new United States federal quality system regulations, and (iii) the establishment of additional quality systems necessary to obtain European quality certification. Sales and marketing expenses and administrative expenses were down 5% and 12%, respectively, during the 1997 period, primarily due to reduced compensation and a decrease in the required reserve for bad debts.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of Company news and information.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $243,067 was recorded for the six months ended December 31, 1997, primarily due to (i) the costs associated with the build up of new product inventory (Unilens38TM launched November 1997), (ii) a reduction in the accounts payable liability, and (iii) increased costs of production associated with the new quality systems. Subsequent to December 31, 1997, the Company established several cost containment initiatives necessary to return the Company to at least break even cash flow based on current revenue trends. There were no other significant financing or investing activities during six months ended December 31, 1997.

The Company has had discussions to settle a significant portion of its past due long-term debt obligations. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.